StationDigital Corporation Conference
Call Highlights

ST. LOUIS, Dec. 12, 2014 /PRNewswire/ -- Internet radio and digital broadcast platform provider StationDigital Corporation (OTCQB: SDIG) today announced highlights from the Company's recent quarterly conference call. The full conference call can be heard here http://public.viavid.com/index.php?id=112154.

Highlights Included:
•	Increasing revenues from recently announced WOWIO Partnership
•	Increasing Advertising CP/Ms
•	Decreasing Accounts Payables from $7.9MM to $6.3MM, further reductions expected
•	in current quarter
•	Strengthened Management team
•	Webstore set to open December 8th
•	Expansion into TV shows, Movies and eBooks
•	Significant improvements in upcoming service upgrades
•	Revealed the Powered by StationDigital program

Commenting on the conference call CEO Lou Rossi stated, "These are just a few of the important takeaways from our first quarterly conference call. We will continue to have quarterly calls as part of our ongoing efforts to keep investors informed about our progress. We are extremely excited about the recent developments we've made in our business. From the launch of our new ad platform generating immediate results to the impending opening of the webstore, we feel that StationDigital has started to move from its development stage to its revenue stage. Investors should continue to keep an eye on these developments as we are rapidly gaining traction in a number of areas that should help build our business even greater in the future."

For more information about the company, visit www.stationdigital.com.

About StationDigital Corporation
StationDigital Corporation is a multimedia digital broadcast company that offers free music streaming of over 27 million songs. StationDigital Corporation features both genre-based and artist-based music discovery stations to suit an endless variety of musical tastes, and a personal recommendation service to its more than three million users – all available both online and through its iOS and Android mobile apps. StationDigital Corporation's users can customize their listening experience by selecting playlists and stations based on themes, interests and location, as well as favorite artists, songs or genre, and by providing feedback on the music they hear. StationDigital Corporation also offers the industry's first Listener Rewards program in which users earn points for listening, sharing and inviting friends on social media to enjoy StationDigital Corporation. Listener Rewards points are redeemable in the StationDigital Corporation online store to purchase music, merchandise and additional discounts. StationDigital Corporation is headquartered in St. Louis. For more information, visit www.stationdigital.com or download the StationDigital Corporation app for Android or iOS mobile devices.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SOURCE StationDigital Corporation